EXHIBIT 10.1

EMPLOYMENT, NON-COMPETITION, AND SEVERANCE AGREEMENT
BETWEEN
GOLDEN OVAL EGGS, LLC
AND
DANA PERSSON

This Employment, Non-Competition, and Severance Agreement (this “Agreement”), effective September 1, 2004 is entered into by and between Golden Oval Eggs, LLC a Delaware limited liability company (“Company”) and Dana Persson, (“CEO”) and supersedes and replaces the prior “Employment and Non-Competition Agreement” entered into by Midwest Investors of Renville, Inc. d/b/a Golden Oval Eggs and Dana Persson (predecessor to the Company and CEO) (“Prior Employment Agreement”).  The Company and CEO agree that the Prior Employment Agreement terminates by mutual agreement on the effective date of this Agreement.  Employment on and after the effective date of this Agreement is governed by and subject to this Agreement.

BACKGROUND

A.                                   The Company was incorporated as a Minnesota Chapter 308A cooperative, Midwest Investors of Renville, Inc., on March 16, 1994 and converted into a Delaware limited liability company on August 31, 2004.

B.                                     The Company desires to continue to employ CEO to manage the day-to-day operations of the Company.  Company and CEO are entering into this Agreement to set forth the terms under which CEO will be employed as Chief Executive Officer of the Company.

STATEMENT OF AGREEMENT

Company and CEO (the “Parties” or either, the “Party”), each in consideration of the promises of the other contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.                                      Employment Term.

(a)                                  Initial Term.  Upon the terms and conditions set forth in this Agreement and in Exhibit A attached to and a part of this Agreement, Company offers to employ CEO, and CEO hereby accepts employment on those terms and conditions with Company. The term of employment under this Agreement shall be for the “Employment Term” stated in Exhibit A, unless terminated earlier under Section 8.

(b)                                 Renewal.  The Employment Term, under this Agreement, shall automatically renew for successive one year periods unless either Party notifies the other Party in writing, not less than 60 days before the end of the then current Employment Term, that this Agreement shall not be renewed at the end of the then current Employment Term.

2.                                      Duties.

Generally.  CEO shall be employed as the Chief Executive Officer of the Company to provide such services and to have such duties and responsibilities as are normally associated with that position, together with any other duties and responsibilities as may be designated by the Board of Directors from time to time. The CEO shall devote his full time, attention and energy to the business affairs of the Company and the performance of CEO’s duties under this Agreement. The CEO shall discharge the duties in a diligent and proper manner and shall conduct himself at all times so as to advance the best interests of the Company.  The CEO shall report to the Company’s Board of Directors.

(a)                                  Specific duties of the CEO include:

(1)                                  Preparation and submission of monthly and fiscal year financial and operations reports for the Board of Directors;

(2)                                  Preparation and revision of the Company’s operating plan and strategic plan for submission to the Board of Directors;

(3)                                  Reports to the Board of Directors as soon as practicable all hiring and firing of management personnel;

(4)                                  Reports to the Board of Directors annually on product sale allocations and on changes in product allocations that have a material impact on the Company’s operations or finances as often as practicable; and

(5)                                  Preparation and submission of an annual budget to the Board of Directors at least thirty (30) days prior to the start of the fiscal year.

(b)                                 Operating Control; Expenditures.  The CEO shall have full day-to-day operating control of the Company and may expend Company funds under the annual budget as approved by the Board of Directors and within identified spending categories as identified in the budget.

3.                                      Compensation.

(a)                                  Base Salary.  During the Employment Term and in consideration of his services provided hereunder, the Company shall pay CEO an annual “Base Salary” stated in Exhibit A and a bonus as provided in Section 4 and Exhibit A.

(b)                                 Base Salary Payments.  The Base Salary shall be paid in equal biweekly installments each month of the Employment Term, and prorated on a daily basis for any partial period for which services are rendered at the end of the Employment Term.

(c)                                  Deductions from Compensation.  Company shall withhold from CEO’s compensation payments (Base Salary and Bonus) state, federal and local income taxes, FICA, social security and other amounts that are customarily withheld from a CEO’s compensation.

4.                                      Bonus.

(a)                                  Payment of Bonus.  The Company shall pay to CEO all bonuses for which the CEO is eligible as provided in Exhibit A.  Except for the Equity Capital Markets Transaction Bonus, which shall be paid as provided in Exhibit A, all bonuses will be paid by 50% in units of the Company, which are subject to forfeit back to the Company as provided in paragraph (b), and 50% in cash.  The Company shall pay the cash portion of the bonus no later than 30 days after the audited financial statements are approved by the Company’s Board of Directors unless deferred by the CEO to the next tax year.  The ROE Bonus shall be annualized and prorated to the nearest month end for any partial year for which services are rendered at the beginning and end of the Employment Term.

(b)                                 Unit Bonus.  The unit portion of any bonus (“Bonus Units”) shall be issued to the CEO effective as of the beginning of the fiscal year, subject to forfeiture to the Company.  Certain Bonus Units will forfeit upon:  (1) termination of employment for cause (Section 8(a)(4)); or (2) termination at CEO’s election (Section 8(a)(6)) (“Forfeiture Event”).  Within one year after the effective issuance of the Bonus Units, all of the Bonus Units are nontransferable, and shall forfeit back to the Company with no rights relating to the Bonus Units remaining with the CEO if a Forfeiture Event occurs.  One (1) year after the effective issuance of the Bonus Units, the forfeiture and nontransferability restrictions on one-third (1/3) of the Bonus Units terminate.  After one (1) year and until two (2) years after the effective issuance of the Bonus Units, two-thirds (2/3) of the Bonus Units are nontransferable, and shall forfeit back to the Company with no additional rights relating to the forfeited Bonus Units remaining with the CEO if a Forfeiture Event occurs.  Two years after the effective issuance of the Bonus Units the forfeiture and nontransferability restrictions on an additional one-third (1/3) (two-thirds (2/3) of the Bonus Units in total) terminate.  After two (2) years and until three (3) years after the effective issuance of Bonus Units, one-third (1/3) of the Bonus Units are nontransferable, and shall forfeit back to the Company with no rights relating to the forfeited Bonus Units remaining with the CEO if a Forfeiture Event occurs.  The forfeiture and nontransferability restrictions remaining Bonus Units held by the CEO are terminated:  (1) at the end of three years after the effective issuance of Bonus Units to the CEO; (2) notwithstanding the restrictions above at any time a change of control of the Company resulting in a different group of owners obtaining governance rights to elect a majority of the Board of Directors occurs; or (3) notwithstanding the restrictions above, at any time, if the retirement of the CEO occurs at age 59 ½ years of age or older.

Except for the Equity Capital Markets Transaction Bonus which shall be paid as provided in Exhibit A and the 2004 Unit Bonus below, the amount of units to be awarded as part of the bonus shall be based on the higher of book or market value of the units at the time the bonus is awarded.  Book value shall be determined by the most recent year-end audited financial statements.  Market value shall be determined by the average price of units that have traded in the secondary market during the preceding fiscal year.

The Unit Bonus for 2004, consisting of 96,084 units, shall be subject to this Section 4(b) and 96,084 units shall be issued with 64,056 units subject to forfeiture to the Company upon execution of this Agreement with the issuance effective as of September 1, 2004.

If the Employment Term is terminated prior to the end of a fiscal year, bonuses shall be calculated based on the financial statements of the most recent fiscal quarters prior to the termination.

5.                                       CEO Benefits, Expenses.  CEO shall have, and the Company shall pay for, the following benefits and expenses during the Employment Term:

(a)                                Group Benefits. CEO shall be entitled to participate in group life insurance, long-term disability, group health and hospitalization, vision and dental, 401(k) retirement program and other group benefits as are presently or may hereafter be provided to other employees of Company, which benefits may be in varying amounts and scope relative to the age, years of employment, compensation and pay status of the employees.

(b)                               Business Expenses. Upon CEO’s periodic presentation to Company of an itemized account, the Company shall pay or reimburse CEO for reasonable expenses incurred by CEO on behalf of Company directly in connection with, and reasonably necessary for the rendering of, his services to Company under this Agreement.

(c)                                  Automobile.  Through August 31, 2005, the Company shall provide CEO with a vehicle owned by the Company for CEO’s use during CEO’s employment with the Company as approved in the annual budget.  The Company will either continue to provide a vehicle to CEO as provided in this paragraph or will pay the CEO a vehicle allowance.

(d)                                 Vacation. CEO shall be entitled to five weeks paid vacation for each 12-month period of the Employment Term.

6.                                      CEO Beneficiary.  If CEO has deceased:  (1) during the Employment Term, or (2) after this Agreement expires or is terminated, the payments due or payable to CEO shall be paid or payable to the CEO’s beneficiary (referred to as the “Designated Beneficiary”).   If the CEO has deceased, the Designated Beneficiary shall have the authority of the CEO under this Agreement on a post-termination basis (for example, to hold or transfer units, to receive payments, etc.).

The Designated Beneficiary is                                 , if           is then living, (Primary Beneficiary); or if                                                 is not then living, the trustee, serving as trustee of the estate of Dana Persson,                                 (Second Beneficiary).  The trustee as the Second Beneficiary shall be entitled to receive the payments due or payable to CEO and the trustee shall have the authority of the CEO under this Agreement on a post-termination basis, provided the Company has been notified in writing of the trustee and there is demonstration that the trustee is duly authorized to act as such.  Upon request, the Chair of the Board of Directors will acknowledge the trustee as Second Beneficiary upon receipt of proper notification.

CEO may change the Designated Beneficiary by submitting a written change of beneficiary form to the Chair of the Board of Directors to be included in the minutes of the meetings of the Board of Directors.  If the Board of Directors is unable to determine or locate the Designated Beneficiary in the two functions of:  (1) to whom or what entity should payments due or payable to CEO be paid; and (2) who shall have the authority of the CEO under this Agreement on a post-termination basis, then the Designated Beneficiary shall be deemed to be the estate of the CEO as to the entity to which the payments should be made, and the administrator of CEO’s estate shall have the authority of the CEO to make any elections as to how to receive payments or units, to transfer units or to negotiate a resolution of compensation issues of payments or units in place of the CEO under this Agreement on a post-termination basis.

7.                                      Life Insurance.  Company may at any time, in its discretion, apply for and procure, as owner and for its own benefit, insurance on the life of CEO in such amounts and in such form or forms as Company may choose. CEO shall have no interest in any such policy or policies, but CEO shall, at the request of Company, submit to such medical examinations, supply such information and execute such applications, instruments and other documents as may be required by the insurance company or companies to whom Company has applied for such insurance.

8.                                      Termination of Agreement.

(a)                                  Termination Events.  The Employment Term shall terminate upon the first to occur of any of the following:

(1)                                  Last Day of Term.  The last day of the then-current Employment Term if either Party has notified the other, in accordance with Section 1, that the Employment Term will not be renewed;

(2)                                  Date Set By Company.  A date within the Employment Term specified by the Company by written notice to the CEO to terminate the CEO’s employment;

(3)                                  Death or Permanent Disability.  The death or permanent disability of CEO which, for purposes of this Agreement, the “permanent disability” of CEO shall be deemed to occur on the earlier of: (1) the date on which CEO is determined to be permanently disabled for the purposes of any disability benefits provided to CEO by Company; or (2) the date as of which CEO has been incapable of performing CEO’s duties under this Agreement for a continuous period of 60 days or for periods aggregating 60 days within a period of 365 days; or (3) the date of certification to Company by a physician approved by Company that CEO is so mentally or physically disabled or impaired as to be incapable of engaging in and performing the duties of the employment position with Company which CEO occupied prior to the commencement of the disorder that led to the disability and upon the certification by the physician that the disability is likely to be permanent;

(4)                                  For Cause.  A date specified by Company by written notice to CEO of Company’s intention to terminate the Employment Term for Cause which, for purposes of this clause (4), “Cause” shall mean:  (i) repeated disobedience or insubordination after written notice of same by the Board to CEO identifying this paragraph of this Agreement and if the disobedience or insubordination is not cured by CEO within ten (10) days after receiving notice from Company, (ii) any other breach by CEO of any of his agreements contained in this Agreement if the breach is not cured by CEO within ten (10) days after receiving notice of the breach from Company, (iii) willfully making derogatory statements regarding Company, (iv) misappropriation of any of Company’s funds, (v) fraud, or (vi) any criminal conviction of an act of moral turpitude by CEO;

(5)                                  Mutual Agreement.  The mutual agreement of Company and CEO; or

(6)                                  CEO Termination.  A date specified by CEO by written notice to Company of CEO’s intention to terminate the Employment Term.

(b)                                 Notice Requirements.  Any notice of termination by either Party under this Section 8 shall clearly state that the terminating Party elects to terminate the Employment Term and shall specify the subsection of this Section 8 upon which the Party is relying as the basis for the termination.

(c)                                  Effect of Termination.  Except as specifically provided in Section 10 with respect to any applicable continuing covenants or agreements of CEO, subject to the provisions for severance benefits contained in Section 9, subject to the assignment provisions under Section 13, and subject to indemnification for actions during the employment under Section 12, if the Employment Term is terminated for any reason whatsoever pursuant to this Section 8:

(1)                                  this Agreement shall be terminated and of no further force or effect;

(2)                                  CEO shall have no obligation or duty to further serve Company in any capacity; and

(3)                                  Company shall not be under any obligation or duty to employ CEO or provide the benefits specified in Section 5 other than through the Employment Term or as required by law or make any of the payments provided in Section 4, except to the extent the obligations of payments which have accrued prior to the effective date of the termination and remain unpaid as of the date of the termination; provided, however, that Company may offset against, and deduct from, any amounts due to CEO under this Agreement the amount of any losses, costs or other damages incurred by Company, as the case may be, in connection with any actions constituting “Cause” for termination of CEO pursuant to Subsection (a), clause (4)(iv) or (v) above.

9.                                       Severance Benefits.  In the event that the Employment Term is terminated, other than by death or permanent disability under Section 8(a)(3), then the Company shall pay CEO an amount equal to the Base Salary that would otherwise be payable to CEO under this Agreement for a period of twenty-four (24) months following termination (the “Severance Period”) or as long as the noncompetition restriction in Section 10(a) is effective and all of Section 10 is complied with by CEO.  The amount shall be payable at normal salary payment intervals in effect for Company’s executive personnel.  In addition, the Company shall provide to CEO the group benefits referred to in Subsection 5(a) for the Severance Period. In the event any applicable law or any benefit plan referred to in Subsection 5(a) prohibits or otherwise precludes the provision of benefits to an individual whose employment with Company has terminated, then the Company shall pay to CEO as expeditiously as is practicable after the effective date of termination the cash equivalent of any prohibited or precluded benefits.

10.                               Certain CEO Covenants. CEO expressly covenants and agrees to and with Company as set forth in this Section:

(a)                                  Non-competition.  CEO recognizes and acknowledges that he has been trained by and has knowledge of know how acquired during his employment with the Company. During the Employment Term and for a period of twenty-four (24) months after the termination of the Employment Term, CEO shall not, without the written consent of Company, within the United States of America, participate through management or control or be employed by any business or enterprise which is engaged in any business activity similar to that of the Company that competes with the Company for the Company’s egg product markets or sources of egg supplies.

(b)                                 Confidential Information. CEO recognizes the interests of Company in maintaining the confidential nature of its respective proprietary and other business and commercial information.  CEO shall not, at any time after the Employment Term, or in any manner that does not promote the interests of the Company during the Employment Term, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret, confidential or proprietary information of Company, or any of its respective affiliates, except for such information as is in the public domain through no fault of CEO, which is acquired by CEO in connection with CEO’s employment with Company or work with the Company prior to the date hereof or thereafter and relates to any aspect of the operations, activities, research, investigations or obligations of Company, or any of its respective affiliates, including, without limitation:  (1) the information described in Subsection (c) below; (2) information pertaining to Company, the business of the Company, or the business of any of Company’s respective affiliates; and (3) other confidential material or information relating to the business, customers, suppliers, trade or industrial practices, trade secrets, technology, know-how or intellectual property of Company or any of Company’s affiliates (collectively, the “Confidential Information”). All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to Company, or Company’s affiliates (including, but not limited to, the Confidential Information), shall be and remain the sole property of Company or the Company’s affiliate, as the case may be.  Any disclosure of Confidential Information by the CEO shall include appropriate protection for the type of information to protect the Company’s interests in the Confidential Information.  Upon termination of CEO’s employment under this Agreement, CEO shall not remove from Company’s premises, or retain, any of the Confidential Information materials described in this Section.

(c)                                  Development of Information and Intellectual Property.  During the Employment Term, CEO shall keep Company informed of any and all customer lists, supplier lists, manuals, handbooks, inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how or intellectual property made or developed by CEO, in whole or in part, or conceived of by CEO, alone or with others, which results from CEO’s employment with Company or any work CEO may do for, or at the request of, Company or which relates to the operations, activities, research, investigations or obligations of Company (collectively, the “Information”).

CEO shall assign, transfer and set over, and hereby assigns, transfers and sets over to Company, all of CEO’s right, title and interest in and to any and all information, and any patents, patent applications, copyrights, trademarks, trade names or other intellectual property rights relating thereto, provided or conceived by CEO and related to the information during the Employment Term.

(d)                                 Return of Information.  Upon termination of CEO’s employment for whatever reason, CEO shall return to or leave with Company, without making or retaining copies thereof, all documents, records, notebooks and other repositories containing Confidential Information.

(e)                                  Breach of Covenants.  If CEO breaches any of the covenants and agreements contained in this Section 10, then, in addition to any other rights or remedies of Company hereunder, Company shall have at its option the following specific rights and remedies: (1) CEO’s right to any payments pursuant to Sections 3, 4, 5 and 9 may be terminated by Company; (2) Company shall have the right to enforce any legal or equitable remedy (including injunctive relief) that may be available to Company; and (3) Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that CEO has directly or indirectly realized or may realize as a result of any such breach and CEO acknowledges that any breach of the covenants and agreements under this Section 10 will cause irreparable harm and injury to Company.

Except to the extent otherwise expressly limited to a restricted period in Subsection (a) of this Section, all covenants and provisions contained in this Section 10 shall survive any termination of CEO’s employment with Company.

11.                                 Notices.  Any notice or other communication required or desired to be given under this Agreement shall be in writing and shall be deemed duly given to a Party when personally delivered or when mailed by first class mail, registered or certified, return receipt requested and postage prepaid, addressed to the Party at the address set forth below or at such other address as may be specified by the Party by a notice to the other Party:

If to Company:

Golden Oval Eggs, LLC

1800 Park Avenue East, P.O. Box 615

Renville, MN  56284

Attention: Chair, the Board of Directors

If to CEO:

Mr. Dana Persson

8833 45th Avenue N.W.

Pennock, MN  56279

12.                               Waiver: Remedies Cumulative.  No waiver of any right or option hereunder by either Party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any Party of any breach of this Agreement or of any agreement or covenant contained in this Agreement shall be held to constitute a waiver of any other breach or a continuation of the same. All remedies provided by this Agreement are in addition to all other remedies provided by it or applicable law.

13.                                Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Company and shall survive any change of control or change of ownership of Company. Neither this Agreement nor any rights under this Agreement shall be assignable by CEO and any purported assignment by CEO shall be void and of no force or effect.

14.                                Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

15.                               Enforceability; Understanding; Amendment.  The invalidity or unenforceability of any term or provision of this Agreement shall not impair or affect the other provisions of this Agreement, which shall remain in full force and effect. This Agreement shall constitute the entire understanding between Company and CEO concerning CEO’s employment and shall supersede any and all previous agreements, whether written or oral, between the Parties concerning such employment. This Agreement cannot be amended or modified in any respect unless such amendment or modification is evidenced by a written instrument executed by Company and CEO. The captions of the various sections of this Agreement are not a part of the context hereof, but are inserted merely for convenience in locating the different provisions hereof and shall be ignored in construing this Agreement.

16.                               Indemnification.  Company agrees to indemnify and hold harmless CEO for any matter relating to his performance of his obligations under this Agreement, other than acts taken by CEO with the intention to harm Company and except to the extent that CEO may incur criminal liability for his acts. The obligation to indemnify and hold harmless includes, but is not limited to, all pending litigation and claims against Company, its officers, employees and directors. The expenses against which CEO is indemnified include, but are not limited to, all reasonable attorney fees and other costs associated with legal representation.

17.                                 Opportunity for Independent Legal Counsel.  This Agreement has been prepared by legal counsel acting as representative solely to Company.  CEO confirms that he has been afforded the opportunity to review this Agreement with his independent legal counsel.

IN WITNESS WHEREOF, the Parties have executed multiple counterparts of this Agreement, each of which is deemed to be an original, this             day of October, 2005.

COMPANY:	CEO:
GOLDEN OVAL EGGS, LLC

By:
Chairman of Board of Directors	Dana Persson

EXHIBIT A

EMPLOYMENT, NON –COMPETITION, AND SEVERANCE AGREEMENT

BETWEEN

GOLDEN OVAL EGGS, LLC

AND

DANA PERSSON

TERMS AND CONDITIONS

1.	Effective Date:	September 1, 2004

2.	Employment Term:	From September 1, 2004 until August 31, 2007

3.	Base Salary:	The annual base salary shall be $260,000. The Company shall make a single payment to CEO for the difference between the base salary that CEO has been paid since September 1, 2004 and August 31, 2005.

4.	ROE Bonus:

Company shall pay CEO a bonus based upon the Company’s return on equity (“ROE”) calculated from the Company’s audited financial statements for each fiscal year during the Employment Term  (“ROE Bonus”).  The table below shall be used to determine the ROE Bonus as a percent of Base Salary through interpolation between the numbers stated.  For Example, if Company’s ROE is 16%, the ROE bonus shall be 87.5% of the Base Salary.

% ROE	< 4.0	4.0	9.0	14.0	18.0	22.0	27.0	33.0	40.0	> 40
% of Base	0%	25%	50%	75%	100%	125%	150%	175%	200%	200%

The Company’s ROE shall be calculated by dividing Company’s Fiscal Year Net Income by Company’s Previous Fiscal Year End Equity.  Fiscal Year Net Income means the net income reported in the audited consolidated statement of operations for the fiscal year with the following adjustments as relevant: (a) add back any bonuses to management that have been deducted in calculating the consolidated statement of operations and (b) any adjustments for any non-recurring income or expense or other exogenous event as determined by the Board of Directors in its sole discretion.  No ROE Bonus will be paid below a 4.0% ROE. The maximum percentage is 200%, which cap may be lifted in the discretion of the Board of Directors.

5.	Discretionary Individual
Performance Bonus:

CEO will be eligible for an individual performance bonus of up to 50% of CEO’s base salary (up to $130,000 maximum) based on individual performance. The Board and CEO will establish specific goals by the beginning of each year, which may be adjusted due to changed circumstances or new information as agreed by CEO and Board.

The CEO will develop specific goals for management personnel of COO, CFO, and Vice President, all of which must be approved by the Board. The CEO will promptly report to the Board any individual performance bonuses to be paid to management personnel.

6.	Equity Capital
Markets Transaction
Bonus:

Concurrent with the completion of one or more transactions in which equity interests in the Company or a subsidiary are offered through the equity capital markets to investors (“Equity Capital Markets Transaction” or the “Transaction”), the CEO shall be paid an amount equivalent to 1.5% of the members gain on ownership whether in cash or equity interests in the Company (“Member’s Gain on Equity”). Member’s Gain on Equity shall be measured by using Total Transaction value to determine the new equity value of the Company less the book value immediately prior to the Transaction and less any costs directly related to the Transaction. This bonus shall be paid to the CEO in the same form (or forms) of payment as received by the other unitholders of the Company as a result of the Transaction.

Similarly, if more than 20% of the fixed or operating assets of the Company are sold which would represent a proportional gain on Member’s Gain on Equity allocated to those assets on a pro rata basis, or has a change in control resulting in a gain on Member’s Gain on Equity, then CEO shall be paid a “Liquidation Bonus” equivalent to 1.5% of the actual or proportional Gain on Member’s Equity. The date for determination of such percentage amount shall be as of the effective date of the sale, merger, consolidation, or change in control and the liquidation bonus shall be paid upon closing of the transaction. This bonus shall be paid to the CEO in the same form (or forms) of payment as received by the other unitholders of the Company as a result of the Transaction.